Exhibit 99.2

1999 Stock Option Plan

Section 1.  Purpose

The purpose of the 1999 Stock Option Plan (the “Plan”) is to advance the interest of Coca-Cola Enterprises Inc. (the “Company”) and its Subsidiaries (as defined in Section 4) by encouraging and enabling the acquisition of a financial interest in the Company by officers and other key employees through grants of stock options (“Options”).

Section 2.  Administration

The Plan shall be administered by a Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) from among its members and shall be comprised of not fewer than two members who shall be “nonemployee directors” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), and the regulations thereunder.

The Committee shall determine the persons to whom and the times at which Options will be granted, the number of shares to be subject to each Option, the duration of each Option, the times within which the Option may be exercised, the cancellation of the Option (with the consent of the holder thereof) and the other conditions of the grant of an Option.  The Committee, however, may delegate to the Chief Executive Officer the authority to make awards under the Plan, to extend the period for exercise of Options awarded or to make such other determinations that the Committee is authorized to make under the Plan, unless such delegation would jeopardize the benefits of Section 162(m) of the Internal Revenue Code or Rule 16b-3 under the Securities and Exchange Act of 1934.

The Committee may, subject to the provisions of the Plan, establish such rules and regulations for the proper administration of the Plan, may make interpretations and take other action in relation to the Plan as it deems necessary or advisable.  Each interpretation or other action made or taken pursuant to the Plan shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Subsidiaries, the Committee, the Board, the affected optionees, and their respective successors in interest.

In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys’ fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

Section 3.  Stock

The stock to be issued under the Plan shall be shares of common stock, $1 par value, of the Company (the “Stock”).  The Stock shall be made available from authorized and unissued Stock or from shares of Stock held by the Company in its treasury. The total number of shares of Stock that may be issued under the Plan pursuant to Options granted hereunder shall not exceed 20,000,000.  Stock subject to any unexercised portion of an Option which expires or is canceled, surrendered or terminated for any reason may again be subject to Options granted under the Plan.  Stock received in payment upon the exercise of an Option may not be the subject of a subsequent Option.

Section 4.  Eligibility

Options may be granted to executive officers, other persons in the senior executive band, and in the executive band, branch managers, sales center managers, other officers and management employees of the Company and its Subsidiaries, as well as a consultant or other person providing key services to the Company and its Subsidiaries. “Subsidiary” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital at the time of the granting of such Option.

No person shall be granted the right to acquire pursuant to Options granted under the Plan more than 20% of the aggregate number of shares of Stock originally authorized for issuance under the Plan.

Section 5.  Awards of Options

(a)           Option Price.  The option price shall be 100% or more of the fair market value of the Stock on the date of grant.   The fair market value of shares of Stock shall be computed on the basis of the average of the high and low market prices at which a share of Stock shall have been sold on the date for which the valuation is made, or on the next preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions listing, or as otherwise determined by the Committee.

(b)           Payment.  The option price shall be paid in full at the time of exercise.  No shares shall be issued until full payment has been received therefor.  Payment may be made in cash or, with the prior approval of and upon the conditions established by the Committee, by other means, including delivery of shares of Stock owned by the optionee.

(c)           Duration of Options.  Subject to the terms of the Option, the duration of Options shall be 10 years from date of grant.

(d)           Other Terms and Conditions.  Options may contain such other provisions, as the Committee shall determine appropriate from time to time, including provisions related to the vesting of Options and the time periods within which an Option shall be exercisable.  The grant of an Option to any officer or employee shall not affect in any way the right of the Company and any Subsidiary to terminate the relationship between the Company or Subsidiary and the optionee.

(e)           Options Granted to International Optionees.   Options granted to an optionee who is subject to the laws of a country other than the United States of America may contain terms and conditions inconsistent with provisions of the Plan (except those necessary to retain the benefits of Section 162(m) of the Internal Revenue Code and Rule 16b-3 of the Securities Exchange Act of 1934), or may be granted under such supplemental documents, as required or appropriate under such country’s laws.

(f)            Withholding of Taxes.  The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the optionee the amount of any federal, state or local taxes required by law to be withheld with respect to Options granted hereunder or the Stock acquired pursuant to the exercise of such Options.

Section 6.  Replacement

The Committee from time to time may permit an optionee under the Plan to surrender for cancellation any unexercised outstanding stock option or stock appreciation rights of the Company and receive in exchange from the Company either shares of Stock, an option for such number of shares of Stock, or both, in amounts and with features as designated by the Committee.

Section 7.  Extension of the Terms of Options

The Committee may extend the duration of any Option for a period not to exceed one year without changing the option price and on such other terms and conditions as the Committee may deem advisable unless such extension or change would result in less favorable tax treatment than the optionee would have received under the original option.

Section 8.  Transferability of Options

An Option shall be transferable by will or by the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction.  Further, an Option is transferable to an immediate family member of the optionee under such terms and conditions as may be determined, from time to time, by the Committee.  For purposes of this Section 8, an “immediate family member” is defined as the optionee’s spouse, child, grandchild, parent or a trust established for the benefit of such family members.  With respect to any Option transferred pursuant to the terms of this Section 8, any such Option shall be exercisable only by the designated transferee or the designated transferee’s legal representative.

Section 9.  Effect of Termination of Employment

(a)           All Options exercisable upon an optionee’s termination of employment (whether due to Committee action or otherwise) or becoming exercisable thereafter shall expire in accordance with the terms of such Options, unless the Committee determines otherwise.   The Committee, in its sole discretion, may cause all outstanding Options held by an optionee upon his or her termination of employment for any reason, including retirement, death, and disability, to become immediately exercisable.

(b)           For purposes of this Section 9, “retirement” means an optionee’s voluntary termination of employment on a date which is on or after the earliest date on which such optionee would be eligible for an immediately payable benefit pursuant to the terms of the defined benefit pension plan sponsored by the Company or a Subsidiary in which the optionee participates.  If the optionee does not participate in such a plan, the date shall be determined as if the optionee participated in the Company’s defined benefit plan covering the majority of its nonbargaining employees in the United States.  With respect to nonemployee officers or consultants, “retirement” means termination, or cessation, of services at or after age 55.  Notwithstanding the foregoing, Options may contain such other definitions of “retirement,” as the Committee determines appropriate.

(c)     For purposes of this Section 9, “disability” shall have the same meaning as the definition “disability” in effect at the time of the determination in the defined benefit pension plan sponsored by the Company or a Subsidiary in which the optionee participates.  If the optionee does not participate in such a plan or such plan does not define “disability,” “disability” shall mean the optionee’s inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved of by the Committee, is expected to have a duration of not less than one year.

Section 10.  No Rights as a Share Owner

An optionee or a transferee of an Option shall have no right as a share owner with respect to any Stock covered by an Option or receivable upon the exercise of an Option until the optionee or transferee shall have become the holder of record of such Stock.  No adjustments shall be made for dividends in cash or other property (except for stock dividends) or other distributions or rights in respect of such Stock for which the record date is prior to the date on which the optionee or transferee shall have in fact become the holder of record of the share of Stock acquired pursuant to the Option.

Section 11.  Adjustment in the Number of Shares and in Option Price

In the event there is any change in the shares of Stock through the declaration of stock dividends or stock splits or through recapitalization or merger, share exchange, consolidation, combination of shares or otherwise, the Committee or the Board shall make such adjustment, if any, as it may deem appropriate in the number of shares of Stock available for Options as well as the number of shares of Stock subject to any outstanding Option and the option price thereof.  Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to any Option without payment therefor.

Section 12.  Amendments, Modification and Termination of the Plan

The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Options under the laws of various states or countries (including tax laws) or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option granted thereunder.  Any such action may be taken without the approval of the share owners of the Company unless the Committee determines that the approval of share owners would be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is necessary to retain the benefits of Section 162(m) of the Internal Revenue Code or that it is not adverse to the interest of holders of outstanding Options.

The Plan shall terminate five years after the date of approval of the Plan by the share owners of the Company unless earlier terminated by the Board or by the Committee.

Section 13.  Governing Law

The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia, United States of America, and construed in accordance therewith.